Exhibit 3.2

BY-LAW

a by-law relating generally to the transaction of the business and affairs of

CLEMENTIA PHARMACEUTICALS INC.
(the “Corporation”)

1.	DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

In this by-law and all other by-laws of the Corporation:

(a)	“Act” means the Canada Business Corporations Act or any statute which may be substituted therefor, including the regulations thereunder, as amended from time to time;

(b)	“articles” means the articles of the Corporation, as defined in the Act, and includes any amendments thereto;

(c)	“board” means the board of directors of the Corporation;

(d)	“by-laws” means the by-laws of the Corporation in force as amended or restated from time to time;

(e)	“director” means a director of the Corporation as defined in the Act;

(f)	“meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders;

(g)	“non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Canada);

(h)	“officer” means an officer of the Corporation as defined in the Act; and

(i)	“person” includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative.

1.2	Interpretation

In this by-law and all other by-laws of the Corporation:

(a)	words importing the singular include the plural and vice-versa; and words importing gender include all genders; and

(b)	all words used in this by-law and defined in the Act shall have the meanings given to such words in the Act or in the related Parts thereof.

2.	GENERAL BUSINESS

2.1	Registered Office

The registered office of the Corporation shall be in the province within Canada specified in the articles and at such place and address therein as the board may from time to time determine.

2.2	Seal

The Corporation may have a seal which shall be adopted and may be changed by the board.

2.3	Financial Year

Until changed by the board, the financial year-end of the Corporation shall be December 31.

2.4	Execution of Instruments

Deeds, transfers, assignments, contracts, obligations, certificates and other instruments shall be signed on behalf of the Corporation by any one director or officer or as otherwise directed by the board.

2.5	Execution in Counterpart, by Facsimile, and by Electronic Signature

(a)	subject to the Act, any instrument or document required or permitted to be executed by one or more persons on behalf of the Corporation may be signed by means of secure electronic signature (as defined in the Act) or facsimile;

(b)	any instrument or document required or permitted to be executed by one or more persons may be executed in separate counterparts, each of which when duly executed by one or more of such persons shall be an original and all such counterparts together shall constitute one and the same such instrument or document;

(c)	subject to the Act, wherever a notice, document or other information is required under the Act or the by-laws to be created or provided in writing, that requirement may be satisfied by the creation and/or provision of an electronic document.

Notwithstanding the foregoing, the board may from time to time direct the manner in which and the person or persons by whom any particular instrument or class of instruments may or shall be signed.

2.6	Voting Rights in Other Bodies Corporate

Any officer or director may execute and deliver proxies and take any other steps as in the officer’s or director’s opinion may be necessary or desirable to permit the exercise on behalf of the Corporation of voting rights attaching to any securities held by the Corporation. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

2.7	Banking Arrangements

The banking business of the Corporation, or any part or division of the Corporation, shall be transacted with such bank, trust company or other firm or body corporate as the board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers or other persons as the board may designate, direct or authorize from time to time and to the extent thereby provided.

3.	DIRECTORS

3.1	Duties of Directors

The board shall manage or supervise the management of the business and affairs of the Corporation.

3.2	Qualification

At least twenty-five per cent (25%) of the directors of the Corporation must be resident Canadians. However, if the Corporation has fewer than four directors, at least one director must be a resident Canadian.

3.3	Eligibility Requirements at Meetings

The board shall not transact business at a meeting, other than filling a vacancy in the board, unless at least twenty-five percent (25%) of the directors present are resident Canadians, or, if the Corporation has fewer than four directors, at least one of the directors present is a resident Canadian, except where

(a)	a resident Canadian director who is unable to be present approves in writing or by telephone or other communications facilities the business transacted at the meeting; and

(b)	the required number of resident Canadian directors would have been present had that director been present at the meeting.

3.4	Quorum

A majority of the number of directors fixed or elected from time to time or, in the event that there are less than four directors, one director shall constitute a quorum for the transaction of business at any meeting of the board. Notwithstanding vacancies, a quorum of directors may exercise all of the powers of the board.

3.5	Calling of Meetings

Meetings of the board shall be held from time to time at the registered office of the Corporation or at any other place within or outside Canada, on such day and at such time as the board, the chairperson of the board, the president or any two directors may determine.

3.6	Notice of Meetings

Notice of the time and place of each meeting of the board shall be given to each director not less than 24 hours before the time when the meeting is to be held and need not be in writing. A notice of meeting need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified, including, if required by the Act, any proposal to:

(a)	submit to the shareholders any question or matter requiring the approval of the shareholders;

(b)	fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(c)	issue securities;

(d)	issue shares of a series under section 27 of the Act;

(e)	declare dividends;

(f)	purchase, redeem or otherwise acquire shares issued by the Corporation;

(g)	pay a commission referred to in section 41 of the Act;

(h)	approve a management proxy circular referred to in Part XIII of the Act;

(i)	approve a take-over bid circular or directors’ circular referred to in Part XVII of the Act;

(j)	approve any financial statements referred to in section 155 of the Act; or

(k)	adopt, amend or repeal by-laws.

3.7	First Meeting of New Board

Provided a quorum of directors is present, each newly elected board may without notice hold its first meeting following the meeting of shareholders at which such board is elected.

3.8	Chairperson and Secretary

The chairperson of the board or, in the chairperson’s absence, the president or, in the president’s absence, a vice-president shall be chairperson of any meeting of the board. If none of these officers are present, the directors present shall choose one of their number to be chairperson. The secretary of the Corporation shall act as secretary at any meeting of the board and, if the secretary of the Corporation is absent, the chairperson of the meeting shall appoint a person who need not be a director to act as secretary of the meeting.

3.9	Votes to Govern

At all meetings of the board any question shall be decided by a majority of the votes cast on the question and in the case of an equality of votes the chairperson of the meeting shall not be entitled to a second or casting vote. Any question at a meeting of the board shall be decided by a show of hands unless a ballot is required or demanded.

3.10	Participation by Telephonic, Electronic or other Communication Facility

Subject to the Act, if all of the directors of the Corporation consent, a director may participate in a meeting of directors or of a committee of directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. A director’s consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board held while the director holds office. A director participating in a meeting by such means shall be deemed to be present at that meeting.

3.11	Electronic Voting

Subject to the Act, a director participating in a meeting by telephonic, electronic or other communication facility in accordance with section 3.10 may vote by means of such facility.

4.	PROTECTION OF DIRECTORS AND OFFICERS

4.1	Limitation of Liability

No director or officer shall be liable for:

(a)	the acts, receipts, neglects or defaults of any other director, officer, employee or agent of the Corporation or any other person;

(b)	any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by, for, or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be loaned out or invested;

(c)	any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation, including any person, firm or corporation with whom any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited;

(d)	any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation;

(e)	any other loss, damage or misfortune whatever which may happen in the execution of the duties of the director’s or officer’s respective office or in relation thereto,

unless the same shall happen by or through the director’s or officer’s failure to exercise the powers and to discharge the duties of the director’s or officer’s office honestly and in good faith with a view to the best interests of the Corporation, and in connection therewith, to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the Act or relieve such director or officer from liability for a breach of the Act.

4.2	Indemnity of Directors and Officers

(a)	the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

(b)	the Corporation may not indemnify an individual under paragraph (a) unless the individual:

(i)	acted honestly and in good faith with a view to the best interests of the Corporation or other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request, as the case may be; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

(c)	The Corporation may advance moneys to such individual for the costs, charges and expenses of a proceeding referred to in paragraph (a) provided such individual agrees in advance, in writing, to repay the moneys if the individual does not fulfill the condition of paragraph (b).

(d)	If required by an individual referred to in paragraph (a), the Corporation shall seek the approval of a court to indemnify such individual or advance moneys under paragraph (c) in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (a), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (b).

(e)	Notwithstanding paragraph (a), an individual referred to in paragraph (a) is entitled to indemnity from the Corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Corporation or other entity as described in paragraph (a), if the individual seeking indemnity:

(i)	was not adjudged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(ii)	fulfills the conditions set out in paragraph (b).

4.3	Indemnification of Others

Subject to the Act, the Corporation may indemnify such persons, other than those referred to in section 4.2, as the directors may determine on the same basis as that upon which the persons referred to in section 4.2 are indemnified.

4.4	Insurance

The Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 4.1 against any liability incurred by such individual:

(a)	in the individual’s capacity as a director or officer of the Corporation; or

(b)	in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the Corporation’s request.

4.5	Indemnities Not Exclusive

Each of the provisions of this Article 4 shall be in addition to and not in substitution for or derogation from any rights to which any person referred to herein may otherwise be entitled.

5.	MEETINGS OF SHAREHOLDERS

5.1	Annual Meetings

Subject to the Act, the annual meeting of shareholders shall be held on such day and at such time in each year as the board, or the chairperson of the board, or the president in the absence of the chairperson of the board, may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing auditors and for the transaction of such other business as may properly be brought before the meeting.

5.2	Place of Meetings

Subject to the Act, meetings of shareholders shall be held at such place within Canada as the directors shall determine or at such place outside Canada as may be specified in the articles or agreed to by all of the shareholders entitled to vote at the meeting.

5.3	Notice of Meetings

Subject to the Act, notice of the time and place of each meeting of shareholders shall be sent not less than 21 days nor more than 60 days before the meeting to each shareholder entitled to vote at the meeting, to each director and to the auditor of the Corporation.

5.4	Participation in Meeting by Electronic Means

Subject to the Act and the consent of the directors, any person entitled to attend a meeting of shareholders may participate in the meeting by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes available such a communication facility. A person participating in a meeting by such means shall be deemed to be present at the meeting.

5.5	Electronic Meetings

Subject to the Act and the consent of the directors, if the directors or the shareholders of the Corporation call a meeting of shareholders pursuant to the Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

5.6	Chairperson and Secretary

The chairperson of the board or, in the chairperson’s absence, the president or, in the president’s absence, a vice-president shall be chairperson of any meeting of shareholders. If none of these officers are present within 15 minutes after the time appointed for holding the meeting, the persons present and entitled to vote shall choose a chairperson from amongst themselves. The chairperson shall have the power to adjourn the meeting to another place, if any, date and time. The secretary of the Corporation shall act as secretary at any meeting of shareholders or, if the secretary of the Corporation be absent, the chairperson of the meeting shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by resolution or by the chairperson with the consent of the meeting.

5.7	Persons Entitled to be Present

The only persons entitled to be present at a meeting of shareholders shall be those persons entitled to vote thereat, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chairperson of the meeting or with the consent of the meeting.

5.8	Quorum

A quorum of shareholders is present at a meeting of shareholders, if the holders of 20% of the shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall not be less than two persons. A quorum need not be present throughout the meeting provided a quorum is present at the opening of the meeting.

5.9	Shareholder Representatives

A body corporate or association which is a shareholder of the Corporation may be represented at a meeting of shareholders by any individual authorized by a resolution of its directors or governing body and such individual may exercise on behalf of the body corporate or association which such individual represents all the powers it could exercise if it were an individual shareholder.

5.10	Time for Deposit of Proxies

The board may specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting by not more than 48 hours, exclusive of non-business days, before which time proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, it shall have been received by the secretary of the Corporation or by the chairperson of the meeting or any adjournment thereof prior to the time of voting.

5.11	Voting

Any question at a meeting of shareholders shall be decided by a show of hands unless a ballot is required or demanded. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands has been taken upon a question, unless a ballot is so required or demanded, a declaration by the chairperson of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be, in the absence of evidence to the contrary, proof of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution.

5.12	Ballots

On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, the chairperson may require, or any shareholder or proxyholder entitled to vote at the meeting may demand, a ballot. A ballot so required or demanded shall be taken in such manner as the chairperson shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which each person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon that question.

5.13	Electronic Voting

(a)	Notwithstanding section 5.11, any person participating in a meeting of shareholders by telephonic, electronic, or other communication facility in accordance with section 5.4 and entitled to vote at the meeting may vote by means of the telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

(b)	Any vote referred to in section 5.11 or 5.12 may be held entirely by means of a telephonic, electronic or other communication facility if the Corporation makes available such a communication facility, provided, in each case, that the facility:

(i)	enables the votes to be gathered in a manner that permits their subsequent verification; and

(ii)	permits the tallied votes to be presented to the Corporation without it being possible for the Corporation to identify how each shareholder or group of shareholders voted.

5.14	Casting Vote

In case of an equality of votes at any meeting of shareholders either upon a show of hands or upon a ballot, the chairperson of the meeting shall not be entitled to a second or casting vote.

6.	MISCELLANEOUS

6.1	Omissions and Errors

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise based thereon.

6.2	Invalidity

The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

6.3	Effective Date

This by-law shall is effective as of ●, 2017.

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